Exhibit 3.1

                              ARTICLES OF AMENDMENT
                                     OF THE
                            ARTICLES OF INCORPORATION
                                       OF
                               NOBLE ROMAN'S, INC.


                          Pursuant to I.C. 23-1-25-2 of
                      the Indiana Business Corporation Law


     The undersigned officer of Noble Roman's, Inc. (the "Corporation"), an Indiana corporation incorporated on September 21, 1972 and existing under and pursuant to the provisions of the Indiana Business Corporation Law, as amended, desiring to give notice of corporate action effectuating amendment of certain provisions of its Articles of Incorporation, does hereby certify the following facts:

     FIRST: Pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of its Articles of Incorporation, as amended, a series of Preferred Stock of the Corporation be and it is hereby created, pursuant to which Fifty-One Thousand (51,000) shares of the Preferred Stock shall be designated Series B Convertible Preferred Stock (the "Series B Preferred Shares") and the powers, preferences and relative, participating, optional and other special rights of such Series B Preferred Shares, and the qualifications, limitations or restrictions thereof are as follows (capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to them in Section 7 below):

     Section 1. Liquidation.
     -----------------------

     1.1 Preference. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, each holder of Series B Preferred Shares will be entitled to be paid, before any distribution or payment is made upon any Common Shares, Common Share Equivalents or any other securities which may be subordinated to the Series B Preferred Shares with respect to the liquidation preference set forth in this Section 1.1, an amount in cash or other assets or property equal to the aggregate Liquidation Value of all of such holder's Series B Preferred Shares plus all accrued and unpaid dividends on such Series B Preferred Shares. After payment of such aggregate Liquidation Value in respect of the Series B Preferred Shares plus all accrued and unpaid dividends on such Series B Preferred Shares, the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed among the holders of Common Shares in proportion to the Common Shares then held by them.

     1.2 Insufficient Funds. If upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets available for distribution to the shareholders of the Corporation (the "Distributable Funds") are insufficient to permit the payment to the holders of Series B Preferred Shares of the full preferential amount set forth in Section 1.1 above, then the

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Distributable Funds shall be distributed to the holders of Series B Preferred
Shares, ratably in proportion to the number of Series B Preferred Shares held by each such holder on the date of liquidation, dissolution or winding up of the Corporation.

     1.3 Notice. Unless such liquidation, dissolution or winding up of the Corporation is waived by the holders of a majority of the Series B Preferred Shares then outstanding in writing pursuant to Section 1.4, the Corporation will mail written notice of such liquidation, dissolution or winding up not less than 30 days prior to the payment date stated therein to each record holder of Series B Preferred Shares.

     1.4 Other Liquidation Events. Any (a) sale or issuance or series of sales and/or issuances of shares of the Corporation's capital stock by the Corporation or any holders thereof, including without limitation pursuant to any merger, consolidation or other Organic Change, which results in any Person or group of affiliated Persons (other than the holders of Common Shares and Series B Preferred Shares as of the date of the Closing under the Exchange Agreements) owning capital stock of the Corporation possessing the voting power (under ordinary circumstances) to elect a majority of the Board, (b) Organic Change in which the shareholders of the Corporation immediately prior to the transaction possess less than 50% of the voting power of the surviving entity (or its parent) immediately after the transaction, (c) sale or transfer of all or substantially all of the assets of the Corporation, or of the Corporation and its Subsidiaries on a consolidated basis, in any transaction or series of related transactions, (d) Insolvency Event, or (e) taking of any action described in Section 5(b) without obtaining the necessary consent set forth in such Section, shall be deemed to be a liquidation, dissolution or winding up for purposes of Section 1.1 above, resulting in the redemption of the Series B Preferred Shares upon payment of the aggregate Liquidation Value therefor in accordance with Section 1.1, unless the holders of a majority of the Series B Preferred Shares then outstanding elect by written notice to the Corporation that such event shall not be deemed a liquidation.

     Section 2. Dividends.
     ---------------------

     If at any time the Corporation pays any dividends or makes any other distributions with respect to the Common Shares, the Corporation shall pay at such time to each holder of Series B Preferred Shares the dividends or other distributions which such holder would have been entitled to receive had such holder converted all of its Series B Preferred Shares into Common Shares on the date as of which the holders of Common Shares of record entitled to such dividends or other distributions were determined.

     In addition, the holders of Series B Preferred Shares shall be entitled to receive, out of any funds legally available therefor, with respect to each Series B Preferred Share, a cumulative cash dividend per annum equal to the Applicable Dividend Rate of the Liquidation Value of such Series B Preferred Share, which dividends shall accrue from the date of issuance of such Series B Preferred Share. "Applicable Dividend Rate" means (i) during the period prior to and through December 31, 2009, eight percent (8%), and (ii) during the period beginning January 1, 2010 and thereafter, twelve percent (12%). Such dividends shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. All accrued and unpaid dividends shall be fully paid or

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declared with funds irrevocably set apart for payment before any dividend, distribution or payment can be made with respect to any Common Stock or shares other than Series B Preferred Shares (such Common Stock and shares other than Series B Preferred Shares being herein referred to as "Junior Shares"). When declared, accrued and unpaid dividends shall be paid on October 1, January 1, April 1 and July 1 of each year, beginning October 1, 2005, out of funds legally available for such purpose. The Board of Directors may fix a record date for the determination of holders of Series B Preferred Shares entitled to receive payment of a dividend declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

     Section 3. Conversion.

     3.1 Conversion Procedure.

          (a) At any time after December 31, 2006, any holder of Series B Preferred Shares may convert all or any portion of the Series B Preferred Shares held by such holder into the number of Common Shares computed by (i) multiplying the number of Series B Preferred Shares to be converted by the Liquidation Value of a Series B Preferred Share and (ii) dividing the resulting product by the Conversion Price then in effect (as determined in Section 3.2 below), with the Common Shares issuable upon conversion to any shareholder to be aggregated and any resulting fractional Common Share rounded to the nearest whole share, with 0.5 being rounded upwards.

          (b) Each conversion of Series B Preferred Shares will be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing the Series B Preferred Shares to be converted have been surrendered at the principal office of the Corporation accompanied by a written request for conversion. At such time as such conversion has been effected, the rights of the holder of such Series B Preferred Shares will cease and the Person or Persons in whose name or names any certificate or certificates for Common Shares are to be issued upon such conversion will be deemed to have become the holder or holders of record of the Common Shares represented thereby.

          (c) As soon as possible, but in no event longer than ten business days, after a conversion has been effected, the Corporation will deliver to the converting holder:

               (i) a certificate or certificates representing the number of Common Shares issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified;

               (ii) payment in an amount equal to the amount payable under
          Section 3.1(f) below with respect to such conversion;

               (iii) a certificate representing any Series B Preferred Shares which were represented by the certificate or certificates delivered to

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          the Corporation in connection with such conversion but which were not converted; and

               (iv) payment of accrued and unpaid dividends on the converted Series B Preferred Shares through the date of conversion.

          (d) The issuance of certificates for Common Shares upon conversion of Series B Preferred Shares will be made without charge to the holders of such Series B Preferred Shares for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of Common Shares. Upon conversion of each Series B Preferred Share, the Corporation will take all such actions as are necessary in order to insure that the Common Shares issuable with respect to such conversion will be validly issued, fully paid and nonassessable.

          (e) The Corporation will not close its books against the transfer of Series B Preferred Shares or Common Shares issued or issuable upon conversion of Series B Preferred Shares in any manner which interferes with the timely conversion of Series B Preferred Shares.

          (f) If a fractional interest in a Common Share would, but for this
     Section 3.1(f), be deliverable upon any conversion of the Series B Preferred Shares, the Corporation shall, in lieu of delivering a fractional interest thereof, pay an amount to the holder thereof equal to the Market Price of such fractional interest as of time of conversion.

          (g) The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Shares, solely for the purpose of issuance upon the conversion of the Series B Preferred Shares, such number of Common Shares issuable upon the conversion of all outstanding Series B Preferred Shares based upon the Conversion Price then in effect. All Common Shares which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes (other than taxes assessable on or against such holder), liens and charges. The Corporation shall take all such actions as may be necessary to assure that all such Common Shares may be so issued without violation of any applicable law or governmental regulation applicable to the Corporation or generally applicable to transactions of such type or any requirements of any domestic securities exchange upon which Common Shares may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance).

     3.2 Conversion Price.

     (a) Initial Conversion Price. The initial Conversion Price per Series B Preferred Share will be $2.25. In order to prevent dilution of the conversion rights granted to holders of Series B Preferred Shares hereunder, the Conversion Price will be subject to adjustment from time to time pursuant to this Section
3.2 and Sections 3.4 and 3.5 below. For purposes of this Section 3.2, the Corporation shall be deemed to have issued or sold Common Shares as set forth in
Section 3.3 below.


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     (b) Adjustment for Dilutive Events. If and whenever on or after the Closing
Date (as defined in the Exchange Agreements) the Corporation issues or sells, or in accordance with Section 3.3 below is deemed to have issued or sold, any Common Shares for consideration per share less than the Conversion Price in effect immediately prior to the time of such issue or sale (a "Dilutive Event"), then forthwith upon the occurrence of any such Dilutive Event the Conversion Price will be reduced so that the Conversion Price in effect immediately following the Dilutive Event will equal the quotient derived by dividing (i) the sum of (x) the product derived by multiplying the Conversion Price in effect immediately prior to such Dilutive Event times the number of Common Shares
Deemed Outstanding immediately prior to such Dilutive Event, plus (y) the consideration, if any, received by the Corporation pursuant to such Dilutive Event, by (ii) the number of Common Shares Deemed Outstanding immediately after such Dilutive Event. As used in this Section 3.2(b) and in Section 3.3 below, the term "Common Shares" includes Common Share Equivalents.

     3.3 Common Shares Deemed Outstanding. For purposes of determining the adjusted Conversion Price pursuant to Section 3.2(b) above, each of the following events shall be deemed to be an issuance and sale of Common Shares by the Corporation and the "Common Shares Deemed Outstanding" shall be the number of Common Shares actually issued and outstanding plus the number of Common Shares deemed outstanding as a result of the following events as set forth below:

     (a) Issuance of Rights, Warrants or Options. If after the Closing Date (i) the Corporation in any manner grants any rights, warrants or options to subscribe for or to purchase Common Shares or any securities convertible into or exchangeable for Common Shares (such rights or options referred to herein as "Options" and such convertible or exchangeable stock or securities referred to herein as "Convertible Securities") and (ii) the Price Per Share of Common Shares issuable upon the exercise of such Options, or upon conversion or exchange of such Convertible Securities is less than the Conversion Price in effect immediately prior to the time of the granting of such Options, then (x) the total maximum amount of such Common Shares issuable upon the exercise of such Options or upon conversion or exchange of the total maximum number of Convertible Securities issuable upon the exercise of such Options will be deemed to be Common Shares issued and sold by the Corporation, (y) the consideration received pursuant to the Dilutive Event will equal the Price Per Share times the number of Common Shares so deemed issued and sold by the Corporation and (z) the number of Common Shares so deemed issued and sold by the Corporation shall be included in the Common Shares Deemed Outstanding. For purposes of this Section 3.3(a), the "Price Per Share" will be determined by dividing (i) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (ii) the total maximum number of Common Shares issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of the Conversion Price will be made when Convertible Securities are actually issued upon the exercise of such Options or when Common Shares are actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

     (b) Issuance of Convertible Securities. If after the Closing Date (i) the Corporation in any manner issues or sells any Convertible Securities and (ii) the Price Per Share of Common Shares issuable upon such conversion or exchange is less than the Conversion Price in effect immediately prior to the time of such issue or sale, then (A) the maximum number of Common Shares issuable upon conversion or exchange of such Convertible Securities will be deemed to be Common Shares issued and sold by the Corporation, (B) the consideration received pursuant to the Dilutive Event will equal the Price Per Share times the number of Common Shares so deemed issued and sold by the Corporation and (C) the number of Common Shares so deemed issued and sold by the Corporation shall be included in the Common Shares Deemed Outstanding. For the purpose of this Section 3.3(b), the "Price Per Share" will be determined by dividing (i) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (ii) the total maximum number of Common Shares issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the Conversion Price will be made when Common Shares are actually issued upon the conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments to the Conversion Price had been or are to be made pursuant to Section 3.3(a) above, no further adjustment of the Conversion Price will be made by reason of such issue or sale.

     (c) Change in Option Price or Conversion Rate; Expiration of Options, Convertible Securities. If at any time there is a change in (i) the purchase price provided for in any Options, (ii) the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities, or (iii) the rate at which any Convertible Securities are convertible into or exchangeable for Common Shares, then the Conversion Price in effect at the time of such change will be readjusted to the Conversion Price which would have been in effect had those Options or Convertible Securities still been outstanding at the time of such change provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time such Options or Convertible Securities were initially granted, issued or sold; provided that if such adjustment would result in an increase of the Conversion Price then in effect, such adjustment will not be effective until 30 days after written notice thereof has been given by the Corporation to all holders of the Series B Preferred Shares. Any adjustment of the Conversion Price pursuant to
Section 3.2(b) that relates to an Option or Convertible Security shall be disregarded to the extent that the right to exercise such Option or convert such Convertible Security expires or is canceled without being exercised, so that the Conversion Price in effect immediately after such expiration or cancellation shall be equal to the Conversion Price in effect immediately prior to the time of the issuance of the expired or canceled Option or Convertible Security, with such additional adjustments as would have been made to that Conversion Price had the expired or canceled Option or Convertible Security not been issued.

     (d) Calculation of Consideration Received. If any Common Shares, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor or the Price Per Share, as the case may be, will be deemed to be the net amount received or to be received, respectively, by the Corporation therefor. In case any Common Shares, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation or the non-cash portion of the Price Per Share, as the case may be, will be the fair market value of such consideration received or to be received, respectively, by the Corporation; except where such consideration consists of securities, in which case the amount of consideration received or to be received, respectively, by the Corporation will be the Market Price thereof as of the date of receipt. If any Common Shares, Options or Convertible Securities are issued in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration therefor will be deemed to be the fair market value of such portion of the net assets and business of the non-surviving corporation as is attributable to such Common Shares, Options or Convertible Securities, as the case may be. The fair market value of any consideration other than cash and securities will be determined in good faith by the Corporation.

     (e) Integrated Transactions. In case any Option is issued in connection with the issuance or sale of other securities of the Corporation, together comprising one integrated transaction in which no specific consideration is allocated to such Option by the parties thereto, the Option will be deemed to have been issued for aggregate consideration of $1.00.

     (f) Treasury Shares. The number of Common Shares Deemed Outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the disposition of any shares so owned or held shall be considered an issuance or sale of Common Shares by the Corporation.

     (g) Record Date. If the Corporation takes a record of the holders of Common Shares for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Shares, Options or in Convertible Securities or
(ii) to subscribe for or purchase Common Shares, Options or Convertible Securities, then such record date will be deemed to be the date of the issuance or sale of the Common Shares deemed to have been issued or sold upon the declaration of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

     (h) Exclusion. Notwithstanding the foregoing, the following shall not constitute an issuance and sale of Common Shares by the Corporation for purposes of Section 3.2:

          (i) Common Shares issued or issuable upon conversion of Series B Preferred Shares;

          (ii) Common Shares issued or issuable as a dividend or distribution on Series B Preferred Shares;

          (iii) Common Shares issued to directors, officers or employees of, or consultants to, the Corporation pursuant to an agreement or an option plan or purchase plan or other stock incentive program for directors, officers, employees or consultants approved by the Board of Directors (the "Employee Stock Options");

          (iv) Common Shares issued pursuant to the exercise of any Option (other than an Employee Stock Option) or conversion of any Convertible Security issued and outstanding on or before the Closing Date; and

          (v) to the extent the Corporation declares a dividend or other distribution with respect to its Common Shares generally and pays such dividend or other distribution in the form of Common Shares, the Common Shares issued or issuable by way of such dividend or other distribution with respect to Common Shares excluded from the definition of Common Shares Deemed Outstanding by this Section.

     3.4 Subdivision or Combination of Common Shares. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding Common Shares into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Corporation at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding Common Shares into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

     3.5 Organic Change.
     -------------------

     (a) Corporation Survives. Upon the consummation of an Organic Change (other than a transaction in which the Corporation is not the surviving entity) the terms of the Series B Preferred Shares shall be deemed modified, without payment of any additional consideration therefor, so as to provide that upon the conversion of Series B Preferred Shares following the consummation of such Organic Change, the holder of such Series B Preferred Shares shall have the right to acquire and receive (in lieu of or in addition to, the Common Shares acquirable and receivable prior to the Organic Change) such shares of stock, securities or assets as such holder would have received if such holder had converted its Series B Preferred Shares into Common Shares immediately prior to such Organic Change, in each case giving effect to any adjustment of the Conversion Price made after the date of consummation of the Organic Change. All other terms of the Series B Preferred Shares shall remain in full force and effect following such an Organic Change. The provisions of this Section 3.5(a) shall similarly apply to successive Organic Changes.

     (b) Corporation Does Not Survive. The Corporation shall not enter into an Organic Change that is a transaction in which the Corporation is not the surviving entity unless the surviving entity issues new securities, without payment of any additional consideration therefor, with terms that provide that upon the conversion of such securities following the consummation of such Organic Change, the holder of such securities shall have the right to acquire and receive (in lieu of or in addition to the Common Shares acquirable and receivable prior to the Organic Change) such shares of stock, securities or assets as such holder would have received if such holder had converted its Series B Preferred Shares into Common Shares immediately prior to such Organic Change, in each case giving effect to any adjustment of the Conversion Price of such new securities made after the date of consummation of the Organic Change on an equivalent basis to the adjustments provided for the Series B Preferred Shares Conversion Price herein. All other terms of the new securities shall be equivalent to the terms of the Series B Preferred Shares provided for herein. The provisions of this Section 3.5(b) shall similarly apply to successive Organic Changes.

     3.6 Notices.
     ------------

     (a) Immediately upon any adjustment of the Conversion Price, the Corporation shall give written notice thereof to all holders of Series B Preferred Shares specifying the Conversion Price in effect thereafter with respect to the particular holder.

     (b) The Corporation shall give written notice to all holders of Series B Preferred Shares at least five days prior to the date on which the Corporation closes its books or takes a record for determining rights to vote with respect to any Organic Change, dissolution or liquidation. The Corporation shall also give written notice to the holders of Series B Preferred Shares at least 20 days prior to the date on which any Organic Change shall occur.

     3.7 Certain Events. If any event similar to or of the type contemplated by the provisions of this Section 3, but not expressly provided for by such provisions, occurs, then the Board will make an appropriate and equitable adjustment in the Conversion Price so as to protect the rights of the holders of Series B Preferred Shares; provided that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 3 or decrease the number of Common Shares issuable upon conversion of each Preferred Share.

     Section 4. Miscellaneous.
     -------------------------

     4.1 Registration of Transfer. The Corporation shall keep at its principal office a register for the registration of Series B Preferred Shares. Upon the surrender of any certificate representing Series B Preferred Shares at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of Series B Preferred Shares represented by the surrendered certificate. Each such new certificate will be registered in such name and will represent such number of Series B Preferred Shares as is requested by the holder of the surrendered certificate and will be substantially identical in form to the surrendered certificate, and dividends will accrue on the Series B Preferred Shares represented by such new certificate from the date to which dividends have been fully paid on such Series B Preferred Shares represented by the surrendered certificate.

     4.2 Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing Series B Preferred Shares, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation, or, in the case of any such mutilation upon surrender of such certificate, the Corporation will (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of Series B Preferred Shares represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends will accrue on the Series B Preferred Shares represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

     4.3 Notices. Except as otherwise expressly provided, all notices referred to herein will be in writing and will be delivered by registered or certified mail, return receipt requested, postage prepaid and will be deemed to have been given when so mailed (a) to the Corporation, at its principal executive offices and (b) to any shareholder, at such holder's address as it appears in the stock records of the Corporation (unless otherwise indicated in writing by such holder).

     4.4 No Cumulative Voting Rights or Preemptive Rights. A Series B Preferred Share does not entitle its holder to cumulative voting rights or preemptive rights.

     Section 5. Voting Rights.
     -------------------------

The Corporation may take the various actions listed below only upon satisfying the one or more voting requirements, set forth below, applicable to such action.

     (a) Whenever the Indiana Business Corporation Law provides for a vote of a class of shareholders, the holders of the outstanding shares of any class shall be entitled to vote as a class in respect of any such amendment or transaction and the proposed amendment or transaction shall be approved upon receiving the affirmative vote of the holders of a majority of the outstanding shares of each class of shares entitled to vote as a class in respect thereof and of the total outstanding shares entitled to vote.

     (b) So long as any Series B Preferred Shares remain outstanding, the Corporation shall not, without the affirmative vote or written consent by the holders of a majority of the Series B Preferred Shares then outstanding:

          (i) directly or indirectly declare or pay any dividends or make any distributions upon any of its equity securities other than Series B Preferred Shares;

          (ii) authorize, issue, or enter into any agreement providing for the issuance (contingent or otherwise) of (A) any notes or debt securities containing equity features with rights superior to those of the Series B Preferred Shares (including, without limitation, any notes or debt securities convertible into or exchangeable for equity securities, issued in connection with the issuance of equity securities or containing profit participation features) or (B) any additional series of preferred shares of the Corporation or any equity securities with rights superior to those of the Series B Preferred Shares (or any securities convertible into or exchangeable for any equity securities); or

          (iii) make any amendment to the Corporation's articles of incorporation or by-laws or enter into any agreements which alter, change or otherwise amend or adversely affect the rights, preferences or privileges of the Series B Preferred Shares.

     (c) In all other events, except as required by the Indiana Business Corporation Law all holders of shares of the Corporation will vote as a single class, with each holder of Series B Preferred Shares being entitled to cast such number of votes as is equal to the number of Common Shares into which the Series B Preferred Shares of such holder would be converted on the date of such vote.

     Section 6. Redemption.
     ----------------------

     (a) At any time after December 31, 2008, the Corporation shall have the right, but not the obligation, to redeem all Series B Preferred Shares for a purchase price per Series B Preferred Share equal to the Liquidation Value of such Series B Preferred Share plus all accrued and unpaid dividends on such Series B Preferred Share. The Corporation shall exercise this right by delivering written notice thereof to the holders of Series B Preferred Shares at least 30 days prior to the date selected by the Corporation for the redemption.

     (b) If the funds of the Corporation legally available for redemption of Series B Preferred Shares are insufficient to redeem the total number of Series B Preferred Shares to be redeemed, those funds which are legally available shall be used to redeem the Series B Preferred Shares, paid to the holders of the Series B Preferred Shares ratably in proportion to the number of shares of Series B Preferred Shares to be redeemed. At any time thereafter when additional funds of the Corporation are legally available for the redemption of Series B Preferred Shares, such funds shall immediately be used to redeem the balance of the Series B Preferred Shares which the Corporation had become obligated to redeem but had not redeemed, paid to the holders of the Series B Preferred Shares ratably in proportion to the number of shares of Series B Preferred Shares to be redeemed. In case fewer than the total number of shares of Series B Preferred Shares represented by any certificate are redeemed, a new certificate representing the number of unredeemed shares of Series B Preferred Shares shall be issued to the holder thereof without cost to such holder within three business days after surrender of the certificate representing the redeemed shares of Series B Preferred Shares.

     (c) No Series B Preferred Share is entitled to any dividends declared or accrued after the date on which the redemption price of such Series B Preferred Share is paid to the holder thereof. On such date all rights of the holder of such Series B Preferred Share shall cease, and such Series B Preferred Share shall no longer be deemed to be outstanding.

     (d) Any Series B Preferred Share that is redeemed or otherwise acquired by the Corporation shall be considered an authorized but unissued share.


     Section 7. Definitions.
     -----------------------

     "Board" means the Corporation's Board of Directors.

     "Common Share" means a share of the Corporation's common stock.

     "Common Share Equivalent" means, collectively, any capital stock of any class of the Corporation hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation.

     "Exchange Agreements" means the Exchange Agreements, entered into on or about the 25th day of August, 2005, by and between the Corporation and the investor identified therein.

     "Insolvency Event" means (i) the Corporation commencing any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or (C) making a general assignment for the benefit of its creditors; or (ii) there is commenced against the Corporation any case, proceeding or other action of a nature referred to in clause (i) above; or (iii) there is commenced against the Corporation any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets; or (iv) the Corporation takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii) or (iii) above; or (v) the Corporation generally does not pay its debts as they become due.

     "Liquidation Value" of any Series B Preferred Share as of any particular date will be equal to $40.00 (as adjusted for any divisions, whether by stock split, stock dividend or otherwise, or combinations, whether by reverse stock split or otherwise, of the Series B Preferred Shares).

         "Market Price" of any security means the average of the closing prices of such security's sales on all securities exchanges on which such security may at the time be listed, or, if there has been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on the primary exchange on which such security is listed at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, or, if on any day such security is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of 21 days consisting of the day as of which "Market Price" is being determined and the 20 consecutive business days prior to such day. The "Market Price" of a note or other obligation which is not listed on a securities exchange or quoted in the NASDAQ System or reported by the National Quotation Bureau, Incorporated, the total consideration received by the Corporation (including interest) will be discounted at the prime rate of interest announced by Bank of America (or its successor) in effect at the time the note or obligation is deemed to have been issued. If at any other time such security is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the "Market Price" thereof shall be determined in good faith by the Corporation.

     "Organic Change" means any capital reorganization, reclassification, consolidation, merger, lease, or sale of all or substantially all of the Corporation's assets to another Person which is effected in such a way that holders of Common Shares are entitled to receive (either directly or upon subsequent liquidation) shares, securities or assets with respect to or in exchange for Common Shares.

     "Person" means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.


     SECOND: These Articles of Amendment were duly adopted by the Board of Directors of the Corporation on August 22, 2005 in full legal compliance with the provisions of the Indiana Business Corporation Law, the Articles of Incorporation and the By-Laws of the Corporation.

                            [Signature Page Follows]

IN WITNESS WHEREOF, the undersigned hereby verifies, subject to the penalties of perjury, that the statements contained herein are true, this 23rd day of August, 2005.


                                    NOBLE ROMAN'S, INC.




                                    By: /s/ Paul W. Mobley
                                        -------------------------------------
                                        Paul W. Mobley, Chairman of the Board
                                        and Chief Executive Officer